DISTRIBUTION AGREEMENT

 This Agreement is entered into effective as of August 12, 1999 by and among Fidelity Investments Life Insurance Company ("FILI"), Fidelity Brokerage Services, Inc. ("FBSI") and Pacific Guardian Life Insurance Company, Limited ("PGL").

 In consideration of the mutual covenants and promises set forth herein below, the parties do hereby agree as follows:


ARTICLE I.  DEFINITIONS

 1.  "Contracts" means all variable annuity contracts issued by FILI.

 2. "Fund" means the mutual fund investment options available under the Contracts.

 3.  "1933 Act" means the Securities Act of 1933, as amended.

 4.  "1934 Act" means the Securities Exchange Act of 1934, as amended.

 5.  "1940 Act" means the Investment Company Act of 1940, as amended.

 6. "Participation Agreement" refers to one or more participation agreements to which FILI and the Funds are parties. Each
Participation Agreement, whether currently in existence or entered into in the future, is incorporated herein by this reference.

 7. "Payments" means all purchase payments made with respect to any Contract, including initial and any subsequent purchase payments.

 8. "Prospectus" means any prospectus included within any Registration Statement for any Contract or Fund, including any prospectus filed pursuant to Rule 424 or Rule 497 under the 1933 Act.

 9. "Registration Statement" means the currently effective registration statement or currently post-effective amendment thereto relating to any Contract and/or Variable Account, including financial statements and all exhibits thereto.

 10.  "SEC" means the United States Securities and Exchange
Commission.

 11. "Variable Account" means each separate account of FILI supporting any Contract, whether now in existence or established by FILI in the future to support any Contract. A Variable Account may consist of one or more divisions, each investing in shares of a Fund.

ARTICLE II.  AGREEMENTS OF FILI

 1. FILI hereby appoints PGL as its independent general agent for sale of the Contracts in the State of Hawaii.

 2. FILI, during the term of this Agreement, will immediately notify FBSI and PGL in writing of the following:

 (a) When the Registration Statement for any Contract has become effective or when any amendment with respect to the Registration
Statement thereafter becomes effective;

 (b) Any request by the SEC for any amendments or supplements to the Registration Statement for any Contract or of any request for additional information that must be provided by FBSI;

 (c) The issuance by the SEC of any stop order with respect to the Registration Statement for any Contract or any amendments thereto or the initiation of any proceedings for that purpose or for any other purpose relating to the registration and/or offering of the Contracts;

 (d) Whether approval of the Contract forms is required under the laws of Hawaii, and whether and when such approvals have been obtained. FILI will be responsible for obtaining any and all approvals for Contract forms in accordance with Hawaii laws, rules and regulations.

 3. FILI will compile periodic marketing reports summarizing sales results to the extent reasonably requested by FBSI or PGL.

 4. FILI will provide to FBSI and PGL at least one complete copy of all currently effective prospectuses, statements of additional information and reports, that relate to the Contracts or a Variable Account, after the filing of such document with the SEC.

 5. FILI will keep appropriate books and records for FBSI, in conformity with Rules 17a-3 and 17a-4 under the 1934 Act, showing all commissions paid, all initial sales of contracts, all subsequent Payments made by Contract owners, and such other information as may be required from time to time by the SEC or the NASD. Such books and records shall be the property of FILI and FBSI, available to each of them immediately upon demand. Upon reasonable notice to FILI or FBSI, PGL shall have full and free access, during ordinary business hours, to such books and records.

ARTICLE III.  AGREEMENTS OF FBSI AND PGL

 1. FBSI represents and warrants that it is a broker-dealer duly registered under the 1934 Act and a member of the National Association of Securities Dealers, Inc. ("NASD").

 2. PGL represents and warrants that it is a Hawaii domestic insurance company, and that it will (i) not solicit sales of the Contracts anywhere except in the State of Hawaii and (ii) not solicit sales of the Contracts except through registered representatives of FBSI. PGL will notify FILI promptly of each sub-agent it appoints to sell the Contracts under this Agreement.

 3. FBSI and PGL each agrees that it will be solely responsible for carrying out its duties under this Agreement, and that they will do so in material compliance with all applicable laws and regulations.

 4. FBSI will sell the Contracts only through its registered representatives who hold the requisite federal securities and Hawaii resident or non-resident agent insurance licenses and have been appointed as agents by FILI and as sub-agents by PGL. FILI, on behalf of FBSI, will request of PGL that FBSI registered representatives holding non-resident agent licenses be appointed as sub-agents of PGL, and PGL will appoint such persons as its sub-agents, provided that PGL may refuse to appoint any such person as sub-agent if doing so would place PGL in violation of any applicable law or regulation, or PGL Company policy. Once a sub-agent is appointed, PGL reserves the right to terminate such appointment. FBSI shall use its best efforts to maintain its registration under the 1934 Act and to continue to be a member in good standing of the NASD. PGL shall use its best efforts to maintain its qualification to act as a general agent in Hawaii. FBSI shall be responsible for ensuring that its registered representatives soliciting sales of the Contracts pass all necessary NASD and Hawaii insurance exams, and take all actions necessary to continue to qualify as registered representatives and insurance agents in Hawaii, including continuing education requirements. FBSI shall investigate the business reputation of all registered representatives offering the Contracts, and their competence to sell the Contracts. FBSI shall ensure that FBSI's registered representatives are adequately and diligently trained, and shall be solely responsible for their supervision. If any registered representative of FBSI fails to maintain any required license and/or appointment or fails to meet supervisory standards imposed by FILI, FBSI or PGL, FBSI shall immediately notify FILI and PGL and shall advise such registered representative that he or she is no longer authorized to offer or sell the Contracts. FBSI shall establish any procedures necessary to ensure that all required licenses, appointments and designations are maintained by its registered representatives. Upon request by FILI or PGL, FBSI shall furnish such records as are necessary to establish that the foregoing requirements are being met.

 5. FBSI shall ensure that retail sales of the Contracts made by its registered representatives are made only where such sales constitute suitable purchases under all applicable securities and insurance laws and regulations.

 6. FBSI agrees to use its best efforts to solicit applications for the Contracts.

 7. FBSI and PGL shall not engage in servicing the Contract. All service requests shall be directed to FILI's Service Center in accordance with such procedures as FILI may adopt from time to time.

 8. All Payments and applications for Contracts sold under this Agreement shall be sent directly to FILI's Service Center. Any money received by PGL or a FBSI registered representative shall be remitted promptly in full together with the application and any other forms received by PGL or the registered representative and any other documentation to the Service Center. Checks or money orders representing Payments under the Contracts shall be drawn to the order of "Fidelity Investments Life Insurance Company". FILI shall have the unconditional right to reject, in whole or in part, any application for a Contract. In the event an application is rejected, the amount of the Payment received by FILI will be returned directly to the purchaser and FILI will notify FBSI of such action. In the event a Contract is returned to FILI within the applicable "free look" period, FILI will return to the purchaser the amount required under the Contract and will notify FBSI of such action. In the event that FBSI or PGL has received compensation based on any Contract returned pursuant to its free look provision, FBSI and PGL agree to repay promptly such compensation to FILI.

 9. PGL shall not develop any sales literature for the sale of the Contracts. All sales literature will be supplied to sub-agents by FILI or FBSI. FILI and FBSI are responsible to ensure that all sales literature is compliant with any applicable laws, rules and regulations. All sales literature must be provided to PGL at the sole cost of FILI and FBSI. FBSI and its registered representatives shall not give any information, nor make any representations on behalf of or concerning FILI, a Variable Account, or a Contract, other than the information and representations contained in a currently effective Registration Statement (or post-effective amendment thereto) for a Contract, or in reports for the Variable Accounts prepared for distribution to Contract owners, or in sales literature or other promotional material approved in writing by FILI. FBSI, in accordance with its obligations under federal securities laws and regulations, shall establish and implement reasonable procedures acceptable to FILI for periodic inspection and ongoing supervision of sales practices of FBSI's registered representatives, and shall make available to FILI upon request periodic reports on the results of such inspections and compliance with such procedures. FBSI is responsible for the training, supervision and control of its registered representatives.

 10. Neither FBSI nor PGL shall have authority on behalf of FILI to make, alter or discharge any Contract. Neither FBSI nor PGL shall expend, or contract for the expenditure of, the funds of FILI nor shall FBSI nor PGL possess or exercise any authority on behalf of FILI other than that expressly conferred under this Agreement.

 11. FBSI and PGL each agree to maintain appropriate books and records concerning sales of the Contracts under this Agreement as required by FILI, or by any governmental authority (including without limitation the SEC, the NASD and the Hawaii Insurance Department). Such books and records shall be the property of FILI and upon reasonable notice to FBSI and PGL, shall be made available to FILI during ordinary business hours. FBSI and PGL shall permit such governmental authorities reasonable access to such books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated under this Agreement. Without limiting the foregoing, FBSI shall be responsible for confirming purchases and redemptions of units of FILI's separate accounts by purchasers and/or owners of the Contracts. Such confirmations shall be the records of FBSI, even if located at the offices of FILI, and if so located, shall be provided to FBSI upon reasonable notice. Similarly, all records showing the identity of the person credited for any retail sale of a Contract, whether maintained at FBSI's offices or any other location shall be the records of FBSI, the property of FBSI and shall be furnished to FBSI upon reasonable notice if located anywhere other than FBSI.

 12. FBSI shall pay the expenses associated with the initial licensing and training of its registered representatives necessary for the marketing of the Contracts.

ARTICLE IV.  COMPENSATION

 1. For each Contract that is sold on or after the effective date of this Agreement, FILI shall pay PGL compensation equal to 2% of each Payment received by FILI. All compensation payable to PGL will be made by check payable to PGL. Payment for Payments received during the previous calendar month should be received by the 10th day of the following month. PGL shall pay the sub-agents commissions not to exceed .50% of the Payments received under this Agreement. Commission schedules will be determined by FILI in its sole discretion and may be modified by FILI from time to time upon notice to PGL. PGL hereby authorizes and appoints FBSI as its agent for the limited purposes of
(1) transmitting to the sub-agents the commissions due them from PGL and (2) within one month of each calendar year end, transmitting to the sub-agents information concerning the amount of commissions paid to them during the prior calendar year. FBSI may fulfill the requirements of the preceding sentence through its own efforts or through cooperative efforts with any affiliated company in the Fidelity Investments group of companies.

 2. For each Payment received by FILI, it shall pay to FBSI such compensation as may be mutually agreed to by them from time to time. Such compensation shall be documented in a separate written agreement.

ARTICLE V.  INDEMNIFICATION BY FILI

 FILI agrees to indemnify and hold harmless PGL and FBSI, their directors, officers, employees and agents (the "Indemnified Parties") against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of FILI) or litigation in either trial or appellate courts (including legal and other expenses), or in alternative dispute resolution proceedings to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale of Contracts issued by FILI and:

  (i) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for the Contracts or contained in the Contracts or sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or

  (ii) arise out of or as a result of statements or representations or wrongful conduct of FILI or persons under its control, with respect to the sale or distribution of the Contracts;

  (iii) arise out of or result from any material breach of any representation and/or warranty made by FILI in this Agreement or arise out of or result from any other material breach of this Agreement by FILI; or

 (iv) arise out of or result from PGL and FBSI's compliance with the instructions, rules, bulletins, manuals or other guidelines issued by FILI to PGL and FBSI, or arise out of or result from the failure of any sub-agent appointed in connection with this Agreement to pay the tax imposed under Section 237-13 of the Hawaii Revised Statutes;

  all as limited by and in accordance with the provisions of (v) through (vii) below.

  (v) FILI shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation or alternative dispute resolution proceedings incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.

  (vi) FILI shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified FILI in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify FILI of any such claim shall not relieve FILI from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, FILI shall be entitled to participate, at its own expense, in the defense of such action. FILI also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from FILI to such party of FILI's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and FILI will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

  (vii) The Indemnified Parties will promptly notify FILI of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Contracts.

 The indemnification provided under this Article V shall survive the termination of this Agreement.

ARTICLE VI.  INDEMNIFICATION BY FBSI

 FBSI agrees to indemnify and hold harmless PGL and FILI against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of FBSI) or litigation (including legal and other expenses), to which PGL or FILI may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale of the Contracts and arise as a result of any failure by FBSI to provide the services and furnish the materials under the terms of this Agreement, or arise out of or result from any material breach of any representation and/or warranty made by FBSI in this Agreement or result from any other material breach of this Agreement by FBSI. FBSI shall not be liable under this indemnification provision with respect to any claim made against PGL and FILI unless PGL and FILI shall have notified FBSI in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon PGL or FILI or after PGL or FILI shall have received notice of such service on any designated agent, but failure to notify FBSI of any such claim shall not relieve PGL or FBSI from any liability which it may have to PGL or FILI otherwise than on account of this indemnification provision. In case any such action is brought against PGL or FILI, FBSI shall be entitled to assume the defense thereof, with counsel satisfactory to PGL and FILI. After notice from FBSI of the election to assume such defense, PGL and FILI shall bear the fees and expenses of any additional counsel retained by it, and FBSI will not be liable to PGL or FILI under this Agreement for any legal or other expenses subsequently incurred by PGL or FILI independently in connection with the defense thereof other than reasonable costs of investigation. PGL and FILI will promptly notify FBSI of the commencement of any litigation or proceedings against them in connection with the issuance and sale of the Contracts.

ARTICLE VII.  TERM OF AGREEMENT

 1. The initial term of this Agreement shall be from the effective date hereof through December 31, 1999. This Agreement shall renew automatically from year to year thereafter. This Agreement may be terminated by any party upon 30 days' prior written notice. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the indemnification provisions, and the provisions of Article III requiring the maintenance of certain books and records.

 2. FILI's obligation to pay commissions (or other compensation) to PGL shall continue with respect to those commissions which are due and owing or which relate to an application taken as of the date of termination and for which FILI subsequently issues a Contract.

ARTICLE VIII.  NON-EXCLUSIVITY OF AGREEMENT

 FILI may at any time distribute any Contract through any other proper party or distribution system of its choice. PGL reserves the right to sell any variable annuity contracts, either its own or those of another company.

ARTICLE IX.  ASSIGNABILITY

 This Agreement may not be assigned without the prior written consent of all the parties.

ARTICLE X.  GOVERNING LAW

 This Agreement shall in all respects be governed in accordance with the laws of the State of Hawaii.

ARTICLE XI.  NOTICE

 Any notice shall be sufficiently given when personally received by the other party, or when sent by registered or certified mail to the other party. Notices to FILI and FBSI may be sent to their respective Presidents at 82 Devonshire Street, Boston, Massachusetts 02109. Notices to PGL may be sent to Ken Nishibun, Senior Vice President, at 1440 Kapiolani Boulevard, Suite 1700, Honolulu, Hawaii 96814.

ARTICLE XII.  INVESTIGATIONS AND COMPLAINTS

 Each party agrees to cooperate fully with all other parties in any insurance, securities or other regulatory or judicial investigation or proceeding arising in connection with the Contracts or FBSI's registered representatives. Each party shall furnish to any regulatory authority having jurisdiction any information which such authority may request in order to ascertain whether sales of the Contracts are made in compliance with applicable laws and/or regulations. Each party further agrees to cooperate with each of the others in resolving any customer complaints with respect to the Contracts, any of the parties, or any of their agents, sub-agents, registered representatives or employees.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

 FIDELITY INVESTMENTS LIFE INSURANCE COMPANY

    Richard C. Murphy
    Richard C. Murphy
    Senior Vice President

 FIDELITY BROKERAGE SERVICES, INC.

     Robert P. Mazzarella
     Robert P. Mazzarella
     President

 PACIFIC GUARDIAN LIFE INSURANCE COMPANY

      /s/ Kenneth K. Nishibun
          Kenneth K. Nishibun
          Senior Vice President

 PACIFIC GUARDIAN LIFE INSURANCE COMPANY

       /s/ Alan M. Goda
           Alan M. Goda
           Chairman